UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a- 6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
THE PENNANT GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

THE PENNANT GROUP, INC.
1675 E. Riverside Drive, Suite 150
Eagle, Idaho 83616

AMENDMENT NO. 1
TO OUR PROXY STATEMENT FOR OUR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2025

April 29, 2025

This Amendment No. 1 (this “Amendment”) amends the proxy statement of The Pennant Group, Inc. (the “Company”) dated April 17, 2025 (the “Proxy Statement”). This Amendment does not change the proposals to be acted on at the 2025 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), or the recommendations of the board of directors of the Company (the “Board”) in relation thereto, which are described in the Proxy Statement.

The purpose of this Amendment is to clarify the required vote with respect to Proposal 2. Proposal 2 requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the amendment to the certificate of incorporation. The table in the section entitled “Vote Required to Approve Proposals” is hereby amended with respect to Proposal 2 as shown below (with additions shown by underline formatting and deletions shown by strike-through formatting):

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

Proposal 1. Election of director nominees	Majority of votes cast with respect to each director	No effect	No effect
Proposal 2. Approval of amended certificate of incorporation	Majority of ~~voting power present and~~ the outstanding stock entitled to vote ~~at the meeting~~ on the matter	Against	No effect
Proposal 3. Approval of amended omnibus incentive plan	Majority of voting power present and entitled to vote at the meeting	Against	No effect
Proposal 4. Approval of independent accounting firm	Majority of voting power present and entitled to vote at the meeting	Against	No effect
Proposal 5. Advisory vote to approve named executive officer compensation (“Say-on-Pay”)	Majority of voting power present and entitled to vote at the meeting	Against	No effect

Unless otherwise expressly provided for in this Amendment, all capitalized words, phrases, or defined terms used in this Amendment will have the same meaning ascribed to them in the Proxy Statement. Except as expressly set forth in this Amendment, there have been no other changes or modifications to the Proxy Statement, and the Proxy Statement remains otherwise unchanged and in full force and effect.

The Company has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) and has furnished to its stockholders a proxy statement in connection with the solicitation of proxies for the Annual Meeting. The Company advises its stockholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented by this Amendment, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.